USA Mobility, Inc. Investor Conference Call

July 30, 2009

10:00 a.m. Eastern Time

Operating Results for the 2nd Quarter Ended June 30, 2009

Operator: Good morning and welcome to USA Mobility’s Second Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our second quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2008 Form 10-K, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

I want to start this morning by highlighting what we believe was an outstanding second quarter and first half operating performance for USA Mobility. We ended the quarter ahead of our goals for total revenue, cash flow and operating expenses, while ARPU and recurring operating margins reached their highest level in many years. At the same time, our sales force continued to meet the Company’s plan for gross additions despite a difficult economy and cut-throat pricing from weakened competitors. In short, despite these ongoing challenges, we continued to generate significant cash flow and operate profitably while providing cost effective and reliable wireless communications services to our nationwide customer base.

Tom will discuss our quarterly results in greater detail shortly, but I want to take a few minutes to review some key highlights of the second quarter and first six months of 2009.

1.	Although total gross placements improved for the second straight quarter, net unit losses remained high due to the continued weakness in the overall economy. We successfully mitigated most of the impact on revenue by taking various steps to increase our Average Revenue Per Unit (“ARPU”). These ARPU initiatives resulted in substantial ARPU growth and allowed us to achieve our highest ARPU levels since the third quarter of 2005.

2.	We achieved a significant reduction in operating expenses during the quarter and first six months, consistent with our long-stated goal to manage a low-cost operating structure. Absent a non-recurring litigation settlement expense of $4.0 million in the second quarter, operating expenses (excluding depreciation, amortization, accretion and goodwill impairment) as a percentage of revenue were at their lowest level in more than four years.

3.	The major focus of our cost reduction efforts in the quarter was headcount, site and office rents, and telecommunications, which together represented approximately 73 percent of our total recurring operating expenses. We continued to make substantial progress reducing costs in each category. We were particularly pleased with the progress we made on accelerating the pace of our network rationalization program. In June, we updated the rationalization process to create further efficiencies and greater expense reduction, and our technical and site lease teams have been working tirelessly to execute the plan. In addition, we were able to reduce headcount during the quarter with minimal disruptions to our overall operations.

4.	As a result of our higher ARPU and significant reduction in recurring operating expenses in the second quarter, our EBITDA margin (earnings before interest, taxes, depreciation, amortization and accretion), excluding the one-time litigation settlement, as a percent of revenue increased to 37.2 percent, the highest EBITDA margin since the Company’s merger in 2004.

5.	With respect to the litigation settlement, last fall, USA Mobility was a named defendant along with 18 other entities in a patent infringement lawsuit by Eon Corp. IP Holdings, LLC (“Eon”) relating to two-way network architecture. While we believe we had legitimate and strong defenses to the suit, patent infringement cases are extremely expensive and time consuming to try. When weighing the time and total cost of defending the suit in the Federal Court for the Eastern District of Texas, where it was brought, we ultimately decided the best business and financial decision (i.e. lowest cost scenario) was to settle for $4 million and obtain a perpetual, fully paid license from Eon. There will be no royalty expense in the future associated with this matter.

6.	Most importantly for stockholders, we continued to meet our goal of generating sufficient free cash flow during the second quarter to return capital to stockholders in the form of cash distributions and stock repurchases. We produced $25.3 million in cash from operations in the quarter, and we paid a regular quarterly cash distribution of $0.25 per share on June 18th, representing a return of capital to our stockholders of approximately $5.7 million. Including the second quarter distribution, we have now returned $311.1 million to stockholders over the past four years. In addition, our Board of Directors yesterday declared a regular quarterly cash distribution of $0.25 per share. The distribution will be paid on September 10, 2009, to stockholders of record on August 14, 2009. We expect this distribution will be paid as a return of capital.

7.	We also continued to buy back shares of the Company’s common stock during the second quarter under the stock repurchase program we commenced last August. As of June 30th, we had purchased approximately 4.7 million shares for $41.7 million, at an average price of $8.79 per share, and had approximately $21.5 million available for additional purchases under the currently approved plan, which extends through the end of 2009.

Overall, we are very pleased with our results for the second quarter and first half of 2009. Our success is a tremendous credit to our managers and employees throughout the entire organization. Despite our recent progress, however, we recognize that we are now a much smaller company than we were at the time of our merger 4 1/2 years ago. We also realize that we will continue to face additional economic uncertainty and industry challenges as we move forward, and that it’s unlikely we will be able to sustain high cash flow margins and expense reduction rates indefinitely as subscriber and revenue trends continue to decline.

Nonetheless, I want to assure you that we continue to confront these challenges day-in and day-out and will continue to act in the best interest of our stockholders. More specifically, in our current environment we believe the combination of pricing discipline, aggressive cost reduction, and business right-sizing still represents our best long-term operating strategy, and therefore is the business option we will continue to pursue.

At this point I’ll ask Tom Schilling, COO and CFO, to review our second quarter financial results and provide additional comments on our recent operating performance...... Tom.

Mr. Schilling: Thanks Vince, and good morning.

Before I review our operating and financial results, I wanted to let you know that we expect to file our second quarter Form 10-Q on or before August 10th. I encourage you to read the 10-Q because it provides substantially more information on our business operations than we will be able to cover on this call.

As Vince noted, we made steady progress during the second quarter and are pleased with our overall operating results, which were largely in line with expectations. Similar to the first quarter, continued reductions to recurring operating expenses, combined with improved ARPU, has resulted in strong cash flow.

During the second quarter, a weakening U. S. economy, particularly the increasing rate of unemployment, drove subscriber cancellation higher. Given economic trends are expected to decline further before they get better, we anticipate our subscriber and revenue trends will continue to be under pressure over the next few quarters. Therefore, we remain vigilant in reducing our cost structure.

With respect to the subscriber base, we ended the quarter with 2,449,000 subscribers, a net decrease of 158,000 units. This was an improvement from a net loss of 208,000 units in the first quarter and 187,000 units in the fourth quarter of 2008. At the same time, however, our annual rate of net unit loss increased to 22.9 percent, compared to 21.8 percent in the first quarter and 15.5 percent in the year-earlier quarter. Again, we expect our subscriber base to continue to be under pressure until economic conditions improve.

Healthcare remains our most stable market segment with the highest rate of gross placements at 4.4 percent and the lowest rate of net unit loss at 1.8 percent. Both measures showed marked improvement in the second quarter from 3.7 percent and 3.1 percent, respectively, in the prior quarter. Healthcare contributed 67.8 percent of all gross placements in our direct channel during the quarter, compared to 61.4 percent in the first quarter.

Government and Large Enterprise market segments, however, continued to experience high rates of net unit loss (8.4 percent and 10.9 percent, respectively) as public and private sector job losses continued to impact subscriber cancellations during the quarter.

Due to improved system capabilities, we made adjustments to our customer segmentation during the quarter. Essentially, we now have the ability to segment sub-accounts of large accounts separately. This is particularly helpful in breaking out state and university run hospitals as Healthcare accounts, rather than as Government accounts. The net result of the realignment was to move an additional 2.7 percent of our subscriber base into the Healthcare segment from mostly the Government and the Other segment. The changes are reflected as of April 1, 2009. This adjustment did not have a material impact on cancellation or gross placement rate within the segments. Unfortunately, we do not have the ability to reflect the impact of the realignment in the previous quarters.

At June 30th, Healthcare represented 49.8 percent of our subscriber base, while Government ended the quarter at 15.6 percent and Large Enterprise at 11.8 percent. Together, the three core market segments now comprise 77.2 percent of our customer base. Absent the realignment, the three core segments would have comprised 75.2 percent of our base, compared to 74.1 percent in first quarter.

Total Paging ARPU was $8.96 in the second quarter, compared to $8.86 in the first quarter and $8.54 in the second quarter of 2008. Higher Paging ARPU in the quarter was largely the result of targeted price increases implemented over the past year. While we will continue to look for areas to enhance our ARPU, we currently do not have any significant price increases scheduled for the remainder of 2009.

Second quarter Paging Revenue was $68.0 million, compared to $72.0 million in the first quarter, a 5.6 percent decline. The annual rate of decline was 18.5 percent in the quarter, compared to 17.0 percent in the prior quarter.

Product Sales of $5.3 million in the second quarter were flat with the first quarter, while Cellular phone sales and Other Revenue declined 21.8 percent and 19.8 percent, respectively.

Total Revenue was $75.1 million for the second quarter, compared to $79.7 million in the first quarter and $92.1 million in the second quarter of 2008. Revenue declined 18.4 percent on an annual basis in the second quarter compared to 15.9 percent in the first quarter and 14.3 percent in the year-ago quarter.

Turning to Operating Expenses, we again made significant progress in the second quarter, continuing to reduce recurring expenses faster than the rate of revenue erosion. Total Operating Expenses (excluding depreciation, amortization and accretion) were $51.2 million, compared to $51.1 million in the prior quarter. However, as we noted in our press release, we incurred a one-time expense of $4.0 million in the quarter in connection with the non-recurring legal settlement. Absent the settlement expense, operating expenses in the second quarter would have been $47.2 million, a reduction of $14.3 million, or 23.3 percent, from the second quarter of 2008. In addition, recurring operating expenses as a percentage of revenue were at their lowest level in USA Mobility’s history.

Payroll expense, the Company’s largest expense item, decreased 15.3 percent in the second quarter to $18.2 million from $21.5 million in the second quarter of 2008.

Headcount at June 30th was 711, a reduction of 12.3 percent from the beginning of the year and a decrease of 20.8 percent from 898 a year earlier. We will continue to adjust staffing levels to best meet our current and anticipated business needs and customer service requirements.

Site rent expense was $10.2 million in the second quarter, a reduction of 8.9 percent from $11.2 million in the first quarter, and a 39.0 percent reduction from $16.8 million in the year-earlier quarter. We continue to make steady progress in deconstructing sites, renegotiating site leases, and moving to less expensive sites. We expect to see further reductions in site rent expense throughout 2009.

EBITDA for the second quarter was $24.0 million, compared to $28.6 million in the first quarter and $30.6 million in the second quarter of 2008. EBITDA margin was 31.9 percent compared to 35.9 percent in the prior quarter. However, excluding the one-time $4.0 million settlement expense noted earlier, second quarter EBITDA would have been $28.0 million and EBITDA margin 37.2 percent, our highest margin in more than four years. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses in the second quarter totaled $4.4 million, compared to $6.1 million in the first quarter, with pager device purchases driving the bulk of the expense.

As I mentioned on our last call, the Internal Revenue Service notified us in April that our 2005 and 2006 federal income tax returns had been accepted as filed and that all previous IRS audits were closed. As a result, we eliminated our long-term liability for uncertain tax positions of $37.6 million. In addition, we recognized an increase of $5.0 million in our valuation allowance to reduce the adjusted balance of deferred income tax assets to their estimated realizable amounts, and recorded a tax receivable of $4.4 million for refund claims. The net impact was a reduction in income tax expense of $37.0 million for the second quarter.

With the tax adjustment, Net Income for the second quarter increased significantly to $44.7 million, or $1.93 per fully diluted share, compared to Net Income of $10.3 million, or $0.37 per fully diluted share, for the second quarter of 2008. Excluding the one-time tax adjustment of $37.0 million and the settlement expense of $4.0 million, Net Income in the second quarter would have been $10.1 million, or $0.43 per fully diluted share.

Based on our performance through the first half of the year, we are revising our financial guidance for 2009. We now expect revenue to be between $286 million to $291 million; Operating Expenses (excluding depreciation, amortization and accretion) to be between $194 million to $197 million; and, Capital Expenses to be between $16 million to $18 million. I would remind you that our projections are based on current trends and that those trends are subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.

Before we take your questions, I wanted to give you a brief update on progress we made during the second quarter in our Sales and Marketing area.

Our primary Sales and Marketing mission continued to focus on the core market segments of Healthcare, Government and Large Enterprise. Together, these core segments represented approximately 85 percent of our direct subscriber base at the end of the second quarter, an increase from 82.1 percent in the prior quarter. The core segments also accounted for approximately 79 percent of our direct paging revenue in the quarter, compared to 72.6 percent in the second quarter of 2008.

Healthcare contributed 67.8 percent of all gross placements for the direct channel during the quarter. Net churn among Healthcare customers was 1.8 percent, or 0.6 percent per month, a decrease in churn from 3.1 percent during the first quarter and 3.4% in the fourth quarter. In fact Healthcare represents our largest segment and has by far the lowest churn characteristics when compared to our other segments.

From a sales perspective, the second quarter represented a very important step forward for us. In only the second full quarter with a new sales organization and new field leadership, the Company’s dedicated sales professionals produced exceptionally good results, exceeding our target through the first six months of 2009 for direct paging unit additions. Even more impressive is that they achieved these results during a time when the economy was in terrible shape and the pace of layoffs on a nationwide basis was very high. In addition to their proven sales skills, our sales force was able to accomplish these results by reminding customers and prospects of the substantial advantages of our products and services and the reliability of our networks versus those of our competitors. They also make clear that USA Mobility is a dependable long-term provider in today’s challenging business environment.

While we have made significant strides in the area of new subscriber acquisitions in recent months, it is only one half of the net subscriber equation. The other half, of course, is subscriber retention. In addition to the natural — and largely unavoidable — churn in the paging marketplace, we are also seeing heightened activity from our competitors, some of whom apparently are feeling the impact of a sour economy. Desperate for new business, several of them have taken up the practice of “blind quoting” to USA Mobility customers with unusually low pricing tables.

As a result of these tactics, we have countered with various measures to protect our existing business. Among them, we have instituted a program to continually assess the satisfaction of our largest accounts. This approach is designed to help us identify early on any concerns that might surface within these accounts. The stepped up assessments have also increased the visibility of these accounts by senior managers who now are well prepared to implement any corrective action that might be needed. Among other targeted items, the assessment program includes monitoring the contract end dates and ensuring that we are well out in front of the contract renewal process.

In addition to the increased level of service we now provide through our Key Account Management function, we are proactively reaching out to customers to measure their satisfaction levels with regard to our products, services and the overall business relationship. This added step is designed to help us retain key accounts and prevent unnecessary loss to a direct competitor.

Finally, to wrap up our prepared comments on the quarter I would offer the following five observations about our results and our trends:

1.	Our paging subscriber base shrinks each quarter and we currently see no trend, event or catalyst that is going to change that, although as I mentioned earlier, our healthcare segment which represents almost half of our subscriber base is eroding at a much slower pace than our other segments.

2.	Since the merger that formed us in late 2004 our top line has eroded at 21.6 percent in 2005, 19.5 percent in 2006, 14.7 percent in 2007 and 15.4 percent in 2008. From our updated guidance today you can see that we expect top line erosion for 2009 of 19.0 to 20.4 percent.

3.	Over this same time frame we have been able to right size our business every year and actually increase our operating margins and this year our results will be consistent with that. However, our total amount of cash flow in absolute terms continues to decline each year albeit at a much lower pace than our revenue.

4.	Going forward it will become more difficult to reduce expenses at a pace that offsets our expected revenue erosion and it is likely our margins will tighten.

5.	We are a debt free company with significant tax assets and absent other opportunities we expect for the foreseeable future to continue our track record of creating significant free cash flow with our paging business and returning that cash to our stockholders through a combination of recurring quarterly distributions, one time special distributions and selective share repurchases.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?

Operator: Thank you. Today’s question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing star 1 on your touch tone telephone. If you are joining us on a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. As a reminder if you would like to ask a question, please press star 1.

We’ll take our first question from Nick Deleonardis from Bond Street Capital.

Nick Deleonardis: Hey guys, just two quick clean up questions. Does the guidance on the expense side, it looks like it includes the $4 million legal expense?

Mr. Schilling: Yes.

Nick Deleonardis: OK, and then do you have a current basic and diluted share count?

Mr. Schilling: The current share count?

Nick Deleonardis: Yes.

Male: Yes, is 22.6 million.

Nick Deleonardis: OK. OK, I appreciate it.

Operator: As a reminder if you would like to ask a question, star 1. Star 1 if you would like to ask a question. If you are joining us on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

We’ll go next to Gregory Lundberg with Community Research.

Gregory Lundberg: Good morning. I was wondering if you could break the head count down into the three categories that will be reported in the Q, and if you don’t have all three just the sales and marketing head count would be great. And also, transmitter count and customer owned sites that have transmitters, thanks.

Mr. Schilling: The sales and marketing headcount was 181 out of the 711. And the SR&M headcount was 237 and the G&A headcount – excuse me, I’ve got to get to three different pages, 293. And you asked about transmitter count which I also, just a second, I’ve got to pull that sheet out, transmitter count is total active transmitters was 7,945. Of that, the – what we refer to as public use agreements or free transmitters was 2,552.

Gregory Lundberg: Great, thanks.

Male: Any other questions?

Operator: As a final reminder if you would like to ask a question, today please press star one on your touch tone telephone. We’ll pause for just a moment.

At this time, we have no further questions in the cue. I would like to turn the call back to Mr. Kelly for any additional or closing remarks.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us today. We look forward to speaking with you after we release our third quarter results. Thanks again and have a great day!